Exhibit 21.1

Subsidiaries of Registrant (1)

Chimera RMBS Whole Pool LLC (formerly known as Chimera Asset Holding LLC), a Delaware limited liability company
Chimera RMBS LLC (formerly known as Chimera Holding LLC), a Delaware limited liability company
Chimera CMBS Whole Pool LLC (formerly known as Chimera Whole Pool Securities LLC), a Delaware limited liability company
CIM Trading Company LLC, a Delaware limited liability company
Chimera Funding TRS LLC, a Delaware limited liability company
Chimera RR Holding LLC, a Delaware limited liability company
Chimera Mortgage Securities LLC (formerly known as Chimera Mortgage Trust LLC), a Delaware limited liability company
Chimera GT Holdings 2016-4 LLC, a Delaware limited liability company
Chimera Residential Mortgage Inc., a Delaware corporation
Funding Depositor LLC, a Delaware limited liability company (2)
CIM Advisory Holding TRS LLC, a Delaware limited liability company
Palisades Advisory Services, LLC, a Delaware limited liability company

(1) Excludes subsidiaries in the same line of business (investing in mortgage assets) and includes the immediate parent of each excluded subsidiary. A total of 64 subsidiaries have been excluded, each of which operates in the United States.
(2) Funding Depositor LLC is the depositor with respect to more than 30 securitization trusts that are not listed in this exhibit, but we are required to consolidate the assets and liabilities of certain of these trusts under GAAP for financial reporting purposes.